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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Workfire Technologies International, Inc.:

We consent to the inclusion of our report dated September 6, 2000, with respect to the consolidated balance sheets of Workfire Technologies International, Inc. and subsidiary (a development stage enterprise) as of December 31, 1999 and 1998 and the related consolidated statements of loss, stockholders' (deficiency) equity and cash flows for each of the year ended December 31, 1999, the period from incorporation on July 7, 1998 to December 31, 1998 and the period from July 7, 1998 (inception) to December 31, 1999, which report appears in the Form 8-K of Packeteer, Inc. dated September 13, 2000.

                                                /s/ KPMG LLP
Kelowna, Canada
September 25, 2000